Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-200685, 333-221895, 333-274159, and 333-275812 on Form S-8 of Electromed, Inc. of our report dated August 27, 2024, relating to the financial statements of Electromed, Inc., appearing in this Annual Report on Form 10-K of Electromed, Inc. for the year ended June 30, 2024.

/s/ RSM US LLP

Rochester, Minnesota

August 27, 2024